Exhibit 99.1


                                  RISK FACTORS

You should consider carefully the following risks below before you decide to invest in our company. The risks below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. Any of these risks could cause the trading price of our common stock to decline, and you could lose all or part of your investment in our company. We are a holding company which operates through its subsidiaries. References to we below means the operations of our wholly-owned subsidiaries.

Industry factors beyond our control could adversely affect us.

The securities business is, by its nature, subject to various risks, particularly in volatile or illiquid markets, including the risk of losses resulting from the underwriting, acting as selected dealer or ownership of securities, customer fraud, employee errors and misconduct, failures in connection with the processing of securities transactions and litigation. Our business and profitability are affected by many factors, including the volatility and price level of the securities markets; the volume, size and timing of securities transactions; the demand for investment banking services; the level and volatility of interest rates; the availability of credit; changes in the methods of the brokerage business, legislation affecting the business and financial communities; and the economy in general. Markets characterized by low trading volumes and depressed prices generally result in reduced commissions and investment banking revenues as well as losses from declines in the market value of securities positions.

If there is a market downturn, our revenues are likely to decline and, if unable to reduce expenses at the same pace, our results of operations would deteriorate.

o A market downturn could lead to a decline in th volume of transactions that we execute for our customers and would reduce the revenues we receive from commissions and spreads.

o A market downturn could reduce the number and size of transactions for which we provide underwriting or placement agent services.


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Our business involves small- and mid- capitalization companies which are subject to a higher degree of risk and therefore could adversely affect our business.

Our business is focused on the advising, investing in, conducting brokerage of and trading of securities of small- and mid- capitalization companies. The small- and mid-capitalization segment of the securities industry may be subject to greater risks than the securities industry as a whole and, consequently, may be marketable to only a limited segment of the investing public and may subject our financial performance to a higher degree of risk.

Our business is subject to risks of losses from trading activities.

Our proprietary trading activities involve the purchase, sale or short sale of securities as principal. As a market maker, we use our capital to maintain substantial inventories of long positions (securities we own) and short positions (securities we have sold but do not yet own). We face the risk of changes in the market prices of those securities and the risk of a decrease in the liquidity of markets for those securities, which could limit our ability to resell securities purchased or to repurchase securities sold in principal transactions. Our trading department maintains inventories of equity and debt securities on both a long and short basis. If we have any long positions, a downturn in the market could reduce the value of our positions and result in losses. Conversely, if we have short positions, an upturn in the market could expose us to unlimited losses as we attempt to cover our short position by acquiring securities in a rising market.

The value of our investment account fluctuates due to factors beyond our control and may adversely affect our business.

We maintain an investment account in which securities are held for potential long-term appreciation. Securities in this account consist principally of common stock and warrants and rights to purchase common stock and warrants. Values of the securities in the investment account are volatile. Fluctuations due to general market conditions, the industry of the issuer of such securities, or otherwise, may have a material effect on our earnings.

We operate in a very competitive industry.

Investment banking, brokerage services, online securities services and asset management is rapidly evolving and intensely competitive and we expect such competition to intensify in the future.

We encounter intense competition in all aspects of our securities business and compete directly with other traditional and on-line securities firms, a significant number of which have greater capital and other resources than us. In addition to competition from firms currently in the securities business, recently there has been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives.

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There can be no assurance that we will be able to compete effectively with current or future competitors.

Our expansion may not be successful.

We may seek to expand our operations by acquiring other broker-dealers, research and/or trading firms Internet companies or other complementary businesses, or by establishing or acquiring additional branch offices. There can be no assurance that we will successfully effect any acquisitions or that we will be able to successfully integrate any acquired business or branch office.

Failure of our systems could harm our ability to execute transactions or process orders which may result in losses for our clients and harm to our business.

Our success depends on our ability to provide efficient and uninterrupted high-quality services. Our systems and operations are vulnerable to damage or interruption from events beyond our control, such as system failures by our clearing broker, our telephone company and other third party providers. System failures or service interruptions also could be caused by a breakdown of our own internal systems, which, for example, could be caused by high levels of client use. Systems failures or service interruptions could result in:

o client inability to effect a securities transaction or satisfy margin obligations;

o        substantial losses for our clients;

o        loss of client accounts;

o        decreased commission revenues; or

o        harm to our reputation.

Our inability to obtain accurate information, including real-time quotes, trade information and other financial information will harm our business.

We rely upon information suppliers to provide accurate data on a real-time basis. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost- effective manner or that they will be able to expand their services to meet our needs adequately. Failure by an information supplier to supply necessary information could cause service interruptions, harm to our reputation and loss of clients. In addition, we could be sued by clients if they rely upon inaccurate information transmitted to us from our vendors to claims for negligence or copyright or trademark infringement based on the nature and content of information downloaded by clients from our systems and subsequently distributed to others. We do not maintain insurance to

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cover most of these types of liabilities. Any liability imposed on us or costs incurred in defending claims not covered by or in excess of our insurance coverage could materially adversely affect our business, financial condition and operating results.

Failure to comply with securities laws and regulations could cause us to face penalties or other sanctions which could adversely affect our business.

We are subject to broad regulation at the state and federal levels. If we fail to comply with an applicable law or regulation or government orders we could be subject to censures, fines, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease- and-desist orders, the loss of our status as a broker-dealer, the suspension or disqualification of our license or the license of our officers or employees or other adverse consequences. The imposition of any material penalties or orders on us could have a material adverse effect on our reputation, business, operating results and financial condition.

Our operations would be interrupted if the services of our clearing broker are terminated.

We are dependent on the operational capacity and the ability of our clearing broker for the orderly processing of transactions. Our clearing agreement may be terminated by either party with a limited period of advance notice. Under this agreement, the clearing broker processes all securities transactions for our account and the accounts of our clients. Termination or material interruptions of services provided by the clearing broker would have a material adverse effect on our operations.

Our clearing firm extends credit to our clients and we are liable if our clients do not pay.

We permit our clients to purchase securities on a margin basis or sell securities short, which means that our clearing firm extends credit to the client secured by cash and securities in the clients' account. During periods of volatile markets the value of the collateral held by our clearing broker in a client's account could fall below the amount borrowed by the client. If the margin requirement is not sufficient to cover losses and the clearing broker sells or buys securities at prevailing market prices, it may incur losses to satisfy client obligations. We have agreed to indemnify the clearing broker for losses it incurs while extending credit to our clients. Also, if customers fail to pay for their purchases of securities effected through our brokerage subsidiaries, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies those customers obligations, our brokerage subsidiaries would be obligated to indemnify our clearing agent for any resulting losses.

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Losses due to customer fraud could have an adverse effect on our business.

We are exposed to potential losses resulting from fraud and other misconduct by customers, such as fraudulent trading (including access to legitimate customer accounts, or the use of a false identity to open an account) or the use of forged or counterfeit checks for payment. These types of fraud may be difficult to prevent or detect. We may not be able to recover the losses caused by these activities. Any of these losses could have a material adverse effect on our business, financial condition and operating results.

Employee misconduct is difficult to detect and could harm our business.

We run the risk that employee misconduct could occur, including binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding unauthorized or unsuccessful activities. This type of misconduct could result in unknown losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and harm to our reputation. An action or omission by an employee, such as a broker, can create criminal and civil liabilities for both the employee and us, which could have a material adverse effect on our business, financial condition and legal authority to operate in one or more areas of the securities industry. We may not be able to detect, deter or prevent any of these types of employee misconduct.

Ineffective risk management methods could harm our business.

Our policies and procedures to identify, monitor and manage our risks may not be fully effective. Some of our methods to manage risk are based on historical market behavior and cannot necessarily accurately predict future risk exposure, which could be greater than the historical measures and correlations indicate.

Failure to comply with net capital requirements could result in termination of our business.

Securities broker-dealers are subject to stringent rules with respect to the maintenance of specific levels of net capital. Net capital is the net worth (assets minus liabilities) less deductions for some types of assets. If any of our broker-dealers fail to maintain required net capital levels, they may be subject to suspension or revocation of their license, which would reduce our revenues. If the net capital rules are changed or expanded, or if any of our broker-dealers incur an unusually large charge against their net capital, they might be required to limit or discontinue those portions of their business which requires the intensive use of capital. A large operating loss or charge against the net capital of any of our broker-dealers could adversely affect our ability to expand or even maintain our present levels of business.


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We are dependent upon our ability to recruit and retain key personnel.

Our business requires us to hire and retain highly skilled personnel. The recruitment and retention of experienced investment-banking professionals and proficient technologists are particularly important to our performance and success. We do not have "key person" life insurance policies on any of our officers or associates. The loss of the services of any of our key personnel or the inability to recruit and retain experienced investment banking professionals and proficient technologists in the future could have a material adverse effect on our business, financial condition and operating results.

Competition for talented personnel is intense. Our continued ability to compete effectively in our business depends on our ability to attract and retain the quality personnel our operations and development require.

We have only a limited operating history in the brokerage business upon which you can evaluate us.

Our activities in the brokerage business have a limited operating history. Accordingly, there are limited financial results upon which you can evaluate this business segment and its prospects. An investor in our company must consider the risks, expenses and difficulties frequently encountered by an early stage business. These risks include:

o       the failure to develop brand name recognition and reputation;

o       the failure to achieve market acceptance of our services;

o       a slow down in general consumer acceptance of our services;
        and

o an inability to grow and adapt our business and technology to evolving consumer demand.

We may not be successful in addressing these risks or the other risks set forth herein.

Dependence upon third-party suppliers for key services.

Our business is dependent upon our clearing firm for trade clearance and trade execution. In this regard, our communication and information systems are coordinated with the clearing information systems of our clearing firm. Additionally, our clearing firm furnishes us with information necessary to run our business, including transaction summaries, data for compliance and risk management, trade execution reports, and trade confirmations. Accordingly, an interruption or the cessation of service by our clearing firm as a result of systems limitations or failures could have a material adverse effect on our business and our financial condition.

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Disruption in any element of our technology backbone could harm our business or limit our growth.

We are highly dependent on our systems to process, on a daily basis, a large number of transactions across numerous and diverse markets. We, and our clearing firm, rely heavily on our respective financial, accounting and other data processing systems, as well as our telecommunications systems. If any of these systems do not operate properly or are unavailable due to problems with our physical infrastructure, we could suffer disruptions of our business, liabilities to clients, regulatory interventions or damage to our reputation and the development of our brand name, any and all of which could have a material adverse effect on our business and limit our ability to grow.

Discretionary issuance of preferred stock could harm the interests of our common stockholders.

Our certificate of incorporation, as amended, authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company, which could have the effect of discouraging bids for us and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so the future.

We have not paid dividends and do not expect to pay dividends.

To date, we have not paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends in the foreseeable future. We intend to retain all earnings in the foreseeable future for our continued growth. Moreover, our ability to pay dividends in the future may be restricted by our brokerage subsidiaries' obligations to comply with the net capital rules applicable to broker-dealers.

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